Exhibit 5.7

[LETTERHEAD OF McCONNELL VALDES]

March 8, 2007

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia

Canada, VGA 1B6

Ladies and Gentlemen:

We have acted as special Puerto Rico counsel to Surgical Specialties Puerto Rico, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Puerto Rico Subsidiary Guarantor”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) on the combined registration statement (the “Registration Statement”) on Forms F-10, F-4 and S-4 of (a) $325,000,000 principal amount of Senior Floating Rate Notes due 2013 (the “Notes”) of Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), to be issued in exchange for the Company’s outstanding Senior Floating Rate Notes due 2013 issued pursuant to an Indenture dated as of December 11, 2006 (the “Indenture”), among the Company, the subsidiaries of the Company parties thereto (collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee, and (b) the guarantees of each of the Guarantors endorsed upon the Notes (the “Notations of Guarantee”).

For purposes of this opinion letter, we have reviewed the following documents:

a.	The Indenture;

b.	The Notes; and

c.	The Notations of Guarantee.

The documents listed in clauses a. and c. above are collectively referred to as the “Agreements”.

We have examined the Agreements and the Notes and have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, corporate records, instruments, and certificates as we deemed necessary or relevant for the purposes of delivering this opinion letter. In such examination, we have assumed, without independent investigation, the genuineness of the signatures of all parties and the legal capacity of all natural

Angiotech Pharmaceuticals, Inc.

March 8, 2007

persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such documents and that the documents submitted to us have not been amended and will not be amended at any time relevant to the opinions expressed herein.

Other than with respect to the Puerto Rico Subsidiary Guarantor, we have also assumed that the Agreements and the Notes, have been duly authorized, executed and delivered by the parties thereto, that each such party has been duly organized and is validly existing (and in the case of corporate entities, in good standing) under the laws of its jurisdiction of organization and that each such party has the appropriate organizational power to perform its obligations thereunder.

As to various questions of fact material to our opinions set forth below, we have made no independent investigation or inquiry, and we have relied upon and assumed the accuracy of the representations made in the Agreements and have relied upon and assumed the accuracy of certificates and statements of public officials. We have also relied upon and assumed the accuracy of reports of third parties as to the contents of the Department of State of the Commonwealth of Puerto Rico.

We have not reviewed, and express no opinion as to any instrument, opinion letter, agreement, security or other document referred to or incorporated by reference in or as an exhibit to the Agreements, except that we have reviewed, but express no opinion, regarding the Notes. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Puerto Rico Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico.

2. The Puerto Rico Subsidiary Guarantor has the corporate power and authority to execute, deliver and perform all of its obligations under the Agreements and has taken all necessary corporate action to authorize such execution, delivery and performance.

3. The Agreements have been duly executed and delivered by the Puerto Rico Subsidiary Guarantor.

4. Insofar as the laws of the Commonwealth of Puerto Rico are concerned, the Agreements constitute valid and binding obligations of the Puerto Rico Subsidiary Guarantor.

Angiotech Pharmaceuticals, Inc.

March 8, 2007

The opinions set forth in clause 4 above are subject to the following qualifications and limitations:

i) The enforceability of the Agreements may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws and court decisions, now or hereafter in effect, relating to or affecting the rights of creditors generally, or by general principles of equity, including, without limitation, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

ii) We express no opinion as to the validity or enforceability of provisions waiving, expressly or by implication, stated rights, defenses or rights granted by laws, causes of actions, claims or counterclaims or rights of set-off, where such waivers are or may be deemed to be against public policy or prohibited by law.

iii) Injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

iv) The right to indemnification under the Agreements may be limited by (1) laws or regulations or the public policy underlying such laws or regulations and (2) laws limiting the enforceability of provisions exculpating or exempting a party from liability, or requiring indemnification of a party, for its own action or inaction, to the extent such action or inaction involves negligence, recklessness or willful or unlawful conduct.

v) We express no opinion as to the enforceability of provisions requiring that the amendment of any agreement or the waiver of any provision be only by an instrument in writing.

vi) We express no opinion as to the enforceability of any provision purporting to confer subject matter jurisdiction on any court or with respect to choice of law provisions in the Agreements.

vii) We express no opinion as to the creation or enforceability of any lien or security interest.

viii) We express no opinion as to any provisions in the Agreements insofar as they authorize any person to set-off and apply to or for its account any deposit or property of the Puerto Rico Subsidiary Guarantor at any time held by such person, to the extent that (i) the funds to be applied are not then due and payable, (ii) such person has been opportunely notified of an attachment or claim by a third party against the funds to be applied, or (iii) any such right to set-off is exercised with respect to escrow deposits, payroll accounts or other special deposit accounts which, by the express terms on which they are created, are made subject to the legal rights of a third party.

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March 8, 2007

ix) We express no opinion as to the enforceability of the Agreements to the extent that they provide that the obligations of the Puerto Rico Subsidiary Guarantor are absolute and unconditional irrespective of any lack of validity or enforceability of any of the Agreements or any other circumstance.

x) We express no opinion as to the enforceability of the Agreements on any successor or assignee of the Puerto Rico Subsidiary Guarantor which successor or assignee does not agree to be bound by such Agreements.

xi) We express no opinion as to the applicability or effect of any fraudulent conveyance, fraudulent transfer or similar law on the Agreements or the transactions thereunder, nor as to the adequacy of the consideration received by the Puerto Rico Subsidiary Guarantor in relation to the furnishing of its guaranty pursuant to the Agreements.

xii) We express no opinion as to whether the guaranty obligations of the Puerto Rico Subsidiary Guarantor under the Agreements are enforceable with respect to obligations of the Company that are not the legal, valid, binding and enforceable obligations of the Company.

We call your attention to the fact that we are admitted to practice law only in the Commonwealth of Puerto Rico and, in rendering the foregoing opinions, we do not express any opinion as to any laws other than the laws of the Commonwealth of Puerto Rico. Accordingly, we express no opinion as to (1) any laws, rules or regulations of any other jurisdiction, (2) the applicability of the laws of any other jurisdiction to the transactions contemplated hereby or the effect of such laws thereon, or (3) any requirements of any governmental body, agency or instrumentality of any other jurisdiction.

The opinions expressed herein are based upon laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ MCCONNELL VALDÉS